Exhibit 99.1

MYOS Corporation Announces the Initial Closing of a Strategic Investment by RENS Technology Inc.

CEDAR KNOLLS, NJ -- (Marketwired) – 03/04/16 -- MYOS Corporation ("MYOS" or the "Company") (NASDAQ: MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve human muscle health and performance, announced today that it has closed the initial tranche of the previously-announced strategic investment (the “Financing”) by RENS Technology Inc. (“RENS”). In connection with the initial closing, RENS invested $5.25 million and received 1,500,000 shares of the Company’s common stock and a warrant to purchase 375,000 shares of common stock at $7.00 per share. The parties intend to conduct two additional closings over the next twenty-four months for an additional $15.0 million in gross proceeds.

MYOS intends to use the net proceeds from the initial tranche of the Financing to fund its working capital, product development and marketing, research and development and other general corporate purposes.

MYOS and RENS Agriculture Science & Technology Co. Ltd. (“RENS Agriculture”), the parent company of RENS, have begun expanding their collaborative efforts to distribute the Company’s proprietary products in China and Southeast Asia. The parties will work together to utilize RENS Agriculture’s food technologies in the Company’s existing and future products, find suitable manufacturing partners and acquisition targets in China and establishing a subsidiary in China for these purposes.

Mr. Ren Ren, Chairman of RENS Agriculture, commented, “We are excited to begin expanding the strategic collaboration between the companies that will enable globalization of the powerful products developed by MYOS as well as enable MYOS to continue its research and development activities and marketing of its revolutionary bionutrition products.”

Dr. Robert Hariri, Founder and Chairman of MYOS, added, “I am proud to see how well the companies worked together to complete this transaction in a short timeframe. We look forward to working together to expand the Company’s market opportunities and global footprint.”

About MYOS Corporation

MYOS is an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases. MYOS is the owner of Fortetropin®, the first clinically proven natural myostatin reducing agent. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass. To discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com

About RENS Agriculture

RENS Agriculture was founded by Mr. Ren Ren and has substantial investments in the food and agricultural sectors in China. RENS Agriculture’s proprietary “fresh freezing and preservation technology” is a leading food freezing technology that not only extends the refrigerator life of foods but also preserves their flavor and texture. As food safety is a major concern in China, which also brings additional market opportunities, RENS Agriculture has focused on investing in a number of “safe foods industrial parks” in China. These parks have food freezing facilities that use RENS Agriculture’s technology to freeze the foods produced by the farms inside and around the park and directly deliver these frozen foods to supermarkets and consumers. RENS Agriculture’s goal is to deliver safe quality foods to millions of consumers in China. RENS Agriculture has invested in a bamboo roots processing facility in Hangzhou, fish farms in Zhoushan, tea oil plants in Jiangxi, and frozen foods processing centers in Beijing and Nanjing. RENS Agriculture also cooperated with Chilean fishing industry to import salmon and is negotiating with Australian farmers to import beef and lamb into China.

Forward-Looking Statements

Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of Fortetropin® and its effects on myostatin levels, inflammatory cytokine levels and cholesterol levels, the successful launch and customer demand for our Rē Muscle Health™ and other products, the closing of the second and third tranches of the Financing, the continued growth of repeat purchases, market acceptance of our existing and future products, the ability to create new products through research and development, growth in our revenue, including the successful expansion through the distribution efforts with RENS, the successful entry into new markets including the age management market, the ability to collect our accounts receivable from our distributors, our ability to raise capital to fund continuing operations, including closing the second and third tranches of the Financing and through the exercise of the warrants issued in the Financing, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of Fortetropin® and Rē Muscle Health™, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the ability to maintain and expand our manufacturing capabilities including finding suitable manufacturing partners in China and reduce the costs of our products, the ability to comply with NASDAQ's continuing listing standards, the ability to acquire suitable acquisition targets, competition from other providers and products, risks in product development, and other factors discussed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Contact:

Joseph DosSantos
Chief Financial Officer
(973) 509-0444
jdossantos@myoscorp.com